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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 29, 2002 among RPM, Inc., an Ohio corporation (the "Company"), RPM International Inc., a Delaware corporation ("New Parent") and RPM Merger Company, an Ohio corporation and wholly-owned subsidiary of New Parent ("Merger Sub" and, together with the Company, the "Constituent Corporations").

     WHEREAS, the Company and Merger Sub desire to merge on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of New Parent and each of the Constituent Corporations deems it advisable and in the best interests of each of such corporation and their respective shareholders that Merger Sub be merged with and into the Company and have approved this Agreement and the Merger (as defined below);

     WHEREAS, this Agreement and the Merger are being submitted for the approval and adoption by the shareholders of the Company and the sole shareholder of Merger Sub;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Constituent Corporations hereby agrees that Merger Sub will be merged with and into the Company in accordance with the provisions of the laws of the State of Ohio, upon the terms and subject to the conditions set forth as follows:

                                   ARTICLE I

                          THE CONSTITUENT CORPORATIONS

SECTION 1.1 THE COMPANY

     The Company is a corporation duly organized and existing under the laws of the State of Ohio and has an authorized capital of 200,000,000 common shares, without par value (the "Company Common Shares"). As of August 26, 2002, approximately 114,834,087 Company Common Shares were issued and outstanding and 7,822,842 Company Common Shares were issued and held in treasury.

SECTION 1.2 MERGER SUB

     Merger Sub is a corporation duly organized and existing under the laws of the State of Ohio and has an authorized capital of 100 common shares, without par value (the "Merger Sub Common Shares"). As of the date of this Agreement, 100 Merger Sub Common Shares are issued and outstanding.

                                   ARTICLE II

                                   THE MERGER

SECTION 2.1 THE MERGER

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio Revised Code (the "ORC"), at the Effective Time (as hereinafter defined) Merger Sub will be merged with the Company and the separate corporate existence of Merger Sub will thereupon cease (the "Merger"). The Company will be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and will be a wholly-owned subsidiary of the New Parent.
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SECTION 2.2 EFFECTIVE TIME

     The Merger will become effective on the date and at the time at which the filing of a Certificate of Merger with the Secretary of State of the State of Ohio has occurred in the manner required to cause the Merger to become effective under the applicable provisions of the ORC (the "Effective Time").

SECTION 2.3 EFFECTS OF THE MERGER

     At the Effective Time, the Merger will have the effects provided for herein and in the relevant provisions of the ORC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

SECTION 3.1 ARTICLES OF INCORPORATION AND REGULATIONS

     (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation will be those of Merger Sub immediately prior to the Effective Time.

     (b) At the Effective Time, the Regulations of the Surviving Corporation will be those of Merger Sub immediately prior to the Effective Time.

SECTION 3.2 DIRECTORS AND OFFICERS

     At and after the Effective Time, the board of directors of the Surviving Corporation will be comprised of the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Regulations in effect after the Effective Time.

                                   ARTICLE IV

                TREATMENT OF SHARES OF CONSTITUENT CORPORATIONS

SECTION 4.1 CONVERSION OF SHARES

     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, New Parent or Merger
Sub:

          (a) each Company Common Share issued and outstanding immediately prior to the Effective Time will, subject to Section 4.3 hereof, be converted into and become one share of common stock, $.01 par value per share, of New Parent ("New Common Stock");

          (b) each Company Common Share which is held in the treasury of the Company immediately prior to the Effective Time will, by virtue of the Merger, cease to be issued and shall be canceled and retired without payment of any consideration therefor;

          (c) each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time will be converted into and become one common share, without par value, of the Surviving Corporation; and


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          (d) each share of New Common Stock issued and outstanding immediately prior to the Effective Time, if any, will be canceled and will cease to exist and no payment or distribution will be made with respect thereto, and such shares will be returned to the status of authorized but unissued shares.

SECTION 4.2 STOCK CERTIFICATES

     At and after the Effective Time, each certificate theretofore representing Company Common Shares, without any action on the part of the Company, New Parent or the holder thereof, will be deemed to represent an equivalent number of shares of New Common Stock and will cease to represent any rights in any Company Common Shares.

SECTION 4.3 DISSENTING SHARES

     (a) Notwithstanding anything to the contrary contained in this Agreement, holders of Company Common Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the ORC and who do not vote in favor of the Merger and otherwise comply with Section 1701.85 of the ORC ("Dissenting Shares"), shall not be entitled to certificates for shares of New Common Stock pursuant to Section 4.1(a) hereof, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the ORC, and shall be entitled to receive only the payment provided for by Section 1701.85 of the ORC. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's dissenters' rights under the ORC, such holder's Dissenting Shares shall thereupon be deemed to be outstanding shares of New Common Stock.

     (b) Any payments relating to Dissenting Shares will be made solely by the Surviving Corporation and no funds or other property have been or will be provided by New Parent or any of its other direct or indirect subsidiaries for such payment.

SECTION 4.4 CLOSING OF TRANSFER BOOKS

     From and after the Effective Time, the stock transfer books of the Company (but not of the Surviving Corporation) will be closed and no transfer of shares of Company Common Shares will thereafter be made. If, after the Effective Time, certificates formerly representing Company Common Shares are presented to the Surviving Corporation, they will be canceled and exchanged for certificates representing shares of New Common Stock as set forth in Section 4.3 hereof.

                                   ARTICLE V

                                 MISCELLANEOUS

SECTION 5.1 AUTHORIZED CAPITAL OF NEW PARENT

     If the shareholders of the Company approve and adopt a proposal to increase the number of shares of common stock of New Parent from 200,000,000 to 300,000,000, and to add a class of serial preferred stock in the amount of 50,000,000 shares at the meeting held to consider this Agreement and the Merger, New Parent will have the authority to issue up to 350,000,000 shares, consisting of 300,000,000 shares of New Common Stock and 50,000,000 shares of preferred stock, par value $0.01 (the "New Parent Preferred Stock"). If, however, the shareholders of the Company do not approve and adopt the foregoing proposal, the authorized number of shares of New Common Stock of New Parent will be 200,000,000 (the number of Company Common Shares that the Company had the authority to issue immediately prior to the Effective Time), and New Parent will not have the authority to issue any New Parent Preferred Stock.


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SECTION 5.2 ASSIGNMENT AND ASSUMPTION OF EMPLOYEE BENEFIT PLANS; SHARE
EQUIVALENTS

     At the Effective Time, the Company hereby assigns to New Parent and New Parent hereby assumes all of the employee benefit plans (the "Benefit Plans") of the Company existing immediately before the Effective Time, including without limitation the Benefit Plans listed in Exhibit A hereto. As a result of this assignment and assumption, New Parent will become the sponsor of each Benefit Plan and will assume all of the powers, authorities, duties, responsibilities and obligations of the Company to the extent indicated in each Benefit Plan, including but not limited to assuming the role of Benefit Plan administrator where indicated.

     To the extent that law and contract permit, the execution of this Agreement shall be deemed to accomplish the assignments and assumptions referred to above. To the extent that law or contract may require additional documentation, or if it would be expeditious to execute such documents whether or not legally required, Company and New Parent may execute such documents as may be appropriate to further the purposes of the assignment and assumption and to accomplish and complete such assignments and assumptions, including but not limited to any appropriate amendments to the Benefit Plans.

     The assignment and assumption provisions above shall be interpreted in light of the parties' intent that the Benefit Plans that are intended to be qualified under the Internal Revenue Code of 1986, as amended (the "Code") and/or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including but not limited to the tax-qualified retirement plans and incentive stock option plans, should continue to qualify under and comply with the applicable requirements of the Code and ERISA, as appropriate.

     With respect to each Benefit Plan the benefits of which are based on Company Common Shares, or the equivalent value of such shares, each outstanding and unexercised option, grant, right to purchase, or other right to acquire such Company Common Shares shall be converted at the Effective Time into the same option, grant, right to purchase, or other right to acquire shares of New Common Stock, at the same exercise or conversion price per share, and the same terms and subject to the same conditions, as set forth in the applicable Benefit Plan in effect at the Effective Time. In addition, the same number of shares of New Common Stock will be reserved for purposes of the Benefit Plans as is equal to the number of Company Common Shares so reserved as of the Effective Time.

SECTION 5.3 TAX CONSEQUENCES

     The parties hereto intend that the Merger shall constitute a transfer of property by the holders of the Company Common Shares to New Parent governed by
Section 351 of the Code or a reorganization pursuant to Section 368(a)(1)(B) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

SECTION 5.4 INDEMNIFICATION

     Immediately following the Effective Time, the Company will, to the extent set forth in its Articles of Incorporation, Regulations, and any Indemnity Agreements existing immediately prior to the Effective Time, indemnify and hold harmless, each current and former director or officer of New Parent and Merger Sub and their respective subsidiaries, as a director, officer, trustee, partner, fiduciary, employee, or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan, or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), whether civil, administrative, criminal, or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors of New Parent or Merger Sub, in each case occurring before the Effective Time

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(including transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding, or investigation, (i) the Company will pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel will be reasonably satisfactory to the Company, promptly after statements therefore are received and (ii) the Company will reasonably cooperate in the defense of any such matter, provided, however, that the Company will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld or delayed). In the event that any claim or claims for indemnification are asserted or made, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims.

SECTION 5.5 AMENDMENT

     This Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time.

SECTION 5.6 ABANDONMENT

     At any time prior to the Effective Time, this Agreement may be terminated and abandoned by the unilateral action of the appropriate officers, as authorized by the Board of Directors of the Company.

SECTION 5.7 STATUTORY AGENT IN OHIO

     The name and address of the statutory agent in Ohio upon whom any process, notice or demand against Merger Sub or the Surviving Corporation may be served is:

     The Prentice-Hall Corporation System, Inc.
     50 West Broad Street
     Columbus, Ohio 43215

SECTION 5.8 COUNTERPARTS

     This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 5.9 GOVERNING LAW

     This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                            [Signature Page Follows]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          RPM, INC.

                                          /s/ THOMAS C. SULLIVAN
                                          --------------------------------------
                                          By: Thomas C. Sullivan
                                          Its: Chairman and Chief Executive
                                          Officer

                                          RPM INTERNATIONAL INC.

                                          /s/ FRANK C. SULLIVAN
                                          --------------------------------------
                                          By: Frank C. Sullivan
                                          Its: President

                                          RPM MERGER COMPANY

                                          /s/ RONALD A. RICE
                                          --------------------------------------
                                          By: Ronald A. Rice
                                          Its: Secretary

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                                   EXHIBIT A
                                       TO
                          AGREEMENT AND PLAN OF MERGER

                     Employee Benefit Plans of the Company

Qualified Retirement Plans and Trusts
-------------------------------------

RPM, Inc. Retirement Plan
RPM, Inc. Master Retirement Trust
RPM, Inc. Union Retirement Plan
Trust Agreement for RPM, Inc. Union Retirement Plan
RPM, Inc. 401(k) Trust and Plan
RPM, Inc. Union 401(k) Retirement Savings Trust and Plan

Stock Plans and Related Documents
---------------------------------

RPM, Inc. 2002 Performance Accelerated Restricted Stock Plan
RPM, Inc. Deferred Compensation Plan (2002)
RPM, Inc. Deferred Compensation Trust
RPM, Inc. 1997 Restricted Stock Plan
RPM, Inc. 1996 Key Employees Stock Option Plan, as amended 5/3/01
RPM, Inc. 1989 Stock Option Plan, as amended
RPM, Inc. Benefit Restoration Plan (1991)
RPM, Inc. Employee Stock Purchase Plan

Welfare and Fringe Benefit Plans
--------------------------------

RPM, Inc. Health and Welfare Plan
RPM, Inc. Flexible Benefits Plan
RPM, Inc. Life and Disability Welfare Plan
RPM Retiree Medical Premium Payment Plan


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